Exhibit 10.11

Master Service Agreement

This Master Service Agreement (“Agreement”) is entered into and is effective as of this 2nd day of August 2022 (“Effective Date”), by and between Uline, Inc., a Delaware corporation, with its principal offices located at 12575 Uline Drive, Pleasant Prairie, WI 53158 (“Uline”) and Telnet Solutions (TNS), with its principal offices located at 1225 Rand Road Des Plaines, IL 60016 (“Vendor”). Uline and Vendor are collectively referred to as “Parties” and individually as a “Party.”

1.	Services. Vendor shall perform the Services (“Services”) set forth in the Statement(s) of Work (the “SOW”) included in Exhibit A hereto. The SOW may be in the form of a Vendor’s Proposal or other form agreed by the Parties in writing.

2.	Changes. Any request for changes or additions to the SOW shall be documented in a written change order approved and signed by an authorized Uline manager at least seven (7) days in advance of Vendor initiating the change. The change order shall indicate any increase or decrease in the cost of the Services resulting from such change, which (if approved) will be reflected in the next invoice submitted by Vendor to Uline pursuant to Paragraph 5 hereof. Vendor agrees to hereby forever release, hold harmless and discharge Uline from all liability, and shall be responsible for any cost or expense accrued, due to changes or additions to the SOW not approved by an authorized Uline manager as set forth in this Paragraph.

3.	Term. This Agreement is effective as of the date Services commence and shall continue as provided in the SOW unless terminated as described below. On termination, this Agreement will survive as to any on-going SOW’s until completed. Unless otherwise provided in writing to the contrary, this Agreement shall revive and govern any subsequent scope of work between Uline, and Vendor and such scope of work shall be incorporated herein as an additional SOW in Exhibit A.

4.	Termination. Either Party may terminate this Agreement at any time upon giving sixty (60) days’ prior written notice to the other Party, provided that such Party requesting termination is not in default prior to or during the notice period. Termination of this Agreement shall not relieve either Party of its obligations hereunder with respect to Services provided prior to the effective date of termination. Notwithstanding the above, this Agreement may be terminated for any material breach upon five (5) days written notice and right to cure provided to the breaching party. The non-breaching party shall be entitled to all damages, costs, and expenses, including attorneys’ fees, provided that Uline may, as complete settlement of all claims of Vendor, compensate Vendor for the Services performed up to the date of termination.

5.	Project Costs/Payments. In consideration for the Services, Vendor shall be paid in the amounts and at the rates established in SOW. Vendor shall submit invoice(s) for the Services to Uline upon completion of the Services or monthly (if applicable), payable no less than thirty (30) days after actual receipt of an undisputed invoice by Uline.

6.	Confidentiality. All information and data developed by, supplied to, or obtained by Vendor or its subcontractors, whether in written form, orally or by observation will be considered confidential material (“Confidential Material”). Confidential Material shall not be disclosed to any third party without the prior written consent of Uline and shall not be used by Vendor for any purpose other than the performance of the Services for Uline unless disclosure is compelled by law. The obligations stated in this Paragraph shall survive termination of the Agreement.

7.	Status as an Independent Contractor. It is understood that Vendor will be regarded as an independent contractor on all matters pertaining to the Services, and Vendor shall not have the authority to assume, create or incur any liabilities or any obligation of any kind (express or implied) against or on behalf of Uline.

8.	Assignments/Subcontracts. Neither this Agreement nor any interest, claim or obligation hereunder shall be assigned or transferred by Vendor to any third party. Vendor may subcontract portions of the Services to other persons or corporations only upon prior written approval of Uline. This in no way relieves Vendor of the obligation to select qualified subcontractors. The fees and costs of such subcontractors shall be included in Vendor’s compensation as provided in Paragraph 5 of this Agreement.

9.	Ability to Perform the Services. Vendor represents that it is authorized to perform the Services and that neither it nor its employees, agents, or subcontractors are subject to any restrictive obligations imposed by any third party which would impair Vendor’s or its employees’, agents’ or subcontractors’ ability to perform the Services, to consult with and to give testimony (at Uline’s expense) on behalf of Uline with respect to the Services hereunder, or which would prevent Vendor, its employees, agents, or subcontractors from maintaining the maximum confidentiality provided for in this Agreement. Vendor further warrants and agrees that Vendor and its employees, agents, and subcontractors can perform, and that the Services shall be performed, in a thorough and efficient manner, promptly and with the due diligence, care and skill ordinarily exercised by qualified members of the profession practicing under similar conditions in the same locality. Vendor further represents and agrees that the Services shall be performed in full compliance with all applicable laws, statutes, and regulations, and shall maintain in effect all necessary permits, notices, bonds, and licenses for performance of the Services.

10.	Staffing and Equipment. Vendor represents that it has, or will secure at its own expense, all personnel, equipment, and subcontractors required in its performance of the Services, and that such personnel or subcontractors are trained appropriately in the performance of the Services or will receive such training prior to performing the Services at any property owned or leased by Uline (the “Property”). Vendor shall be responsible for supervision and direction of the Services by Vendor’s employees, agents, and subcontractors, but not for the activities of other parties at the Property. Vendor will obtain all reasonably available information to avoid hazards at the Property and shall give appropriate instruction to its personnel and subcontractors regarding such hazards. Vendor shall be responsible for any injury, death, or property damage resulting from failure to obtain such reasonably available information and provide such instruction. Vendor shall repair any damage caused to the personal property or improvements on the Property which is caused by Vendor or its subcontractors. Uline will make available to Vendor all information in its possession regarding any hazards at the Property.

11.	Insurance. At all times while performing the Services, Vendor shall maintain, at its cost and expense, the insurance set forth in Exhibit B, attached hereto and incorporated by reference herein, from insurance companies and in a form reasonably satisfactory to Uline with limits of liability no less than stated in such Exhibit B. Uline shall have the right to inspect and review the policies in their entirety and shall be provided with copies upon request.

12.	Indemnity. To the fullest extent permitted by law, Vendor shall indemnify, defend, and hold harmless Uline, its subsidiaries and affiliates, and all other additional insureds specified herein, their subsidiaries and affiliates, and all of their agents and employees from and against all claims, damages, losses, costs and expenses, including, but not limited to attorney’s fees, to the extent the same arise or result from, or are alleged to arise or result from (i) a breach by Vendor of any term or provision of this Agreement, or (ii) any act or omission of Vendor or its employees, agents or subcontractors, or anyone for whom Vendor may be liable for pursuant to contract or law, in the performance or furtherance of the Services under this Agreement. Such obligation shall not be construed to negate, or abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this Agreement. The obligations under this Paragraph shall not be limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for Vendor under any policy of insurance, workers compensation acts, disability benefit acts or other employee benefit acts.

13.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

14.	Applicable Law. This Agreement shall be governed by and interpreted according to the laws of the State of Wisconsin, without reference to its conflict of laws principles. Vendor hereby submits itself to the jurisdiction of the courts of the State of Wisconsin for resolution of all disputes arising out of this or relating to this Agreement. Vendor and Uline each agree to waive all rights to a jury trial in any litigation arising from or related to this Agreement. THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALES OF GOODS.

15.	Notices, Etc. All notices or communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if personally delivered or transmitted by expedited delivery service, addressed to Uline or Vendor at the addresses set forth below.

16.	Inconsistent Provisions. To the extent that there is any inconsistency between the provisions in the body of this Agreement and any provisions contained in Exhibit A or any other writing, the provisions in the body of this Agreement shall control unless such inconsistent provision specifically refers to this Paragraph and the parties’ intent to supersede it.

17.	Captions. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

18.	Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties hereof and supersedes all prior discussions and agreements between and among Uline and Vendor with respect to the matters contained herein. Terms and conditions different from or in addition to this Agreement, whether contained in any Purchase Order, Statement of Work, Work Order, or other written acknowledgement, or with delivery of any goods or services under this Agreement, or otherwise, will not be binding on Uline, whether they would materially alter this Agreement, and Uline hereby rejects them. Any amendment to this Agreement must be made only by an instrument in writing signed by the parties hereto. In case any provision hereof shall for any reason be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision.

19.	Interpretation. This Agreement will be interpreted in accordance with its plain meaning. In any interpretation of the terms of this Agreement, the terms will not be construed against any party based on that party being the drafter of such terms.

20.	Nonwaiver. Neither Party’s failure to insist upon or enforce any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement shall be construed as a waiver or relinquishment to any extent of its right to assert or rely upon any such provisions, rights, or remedies in that or any other instance, which shalt be and remain in full force and effect.

CONTRACTOR:	TELNET SOLUTIONS (TNS)

	By:	/s/ Joel Raven
	Print Name:	Joel Raven
	Date:	8-3-2022

OWNER:	ULINE, INC

	By:	/s/ Brad Folkert
Brad Folkert, Director of Construction
8-4-2022

EXHIBIT A

VENDORS PROPOSAL

Work Orders will be issued per project based on vendor’s proposal.

Owner’s Initials	BF

Service Contractors’ Initials	JR

INSURANCE

INSURANCE REQUIREMENTS

I.	The Contractor and its subcontractors shall provide the following minimum insurance coverage:

A.	Commercial General Liability - Combined Single Limit- $3,000,000 ($6,000,000 for contractors performing structural, curtain wall, steel, HVAC, electrical, plumbing, fire protection, or elevator work) per occurrence and annual aggregate per project.

Such insurance shall be comprehensive general liability form and include, but not limited to, contractual liability, independent contractor’s liability, products, completed operations liability, and personal injury liability. A combination of primary and excess policies may be utilized. Policies shall be primary and noncontributory to any owner’s insurance including self-insurance and deductibles.

B.	Workers Compensation and Employers Liability - Statutory Limits, including voluntary compensation and no person performing work provided by contractor shall be excluded from coverage. Employers’ liability shall have minimum liability limits of $3,000,000 bodily by accident each accident; $3,000,000 bodily injury by disease policy limit; $3,000,000 bodily injury each employee. Limits shall be 6,000,000 / $6,000,000 / $6,000,000 for contractors performing structural, curtain wall, steel, HVAC, electrical, plumbing, fire protection or elevator work.

C.	Commercial Automobile Liability - Combined Single Limit- $3,000,000 per accident. Contractors operating motor vehicles on the premises of the owner for other than material delivery shall provide $6,000,000 per accident.

Such insurance shall cover injury (or death) and property damage arising out of the ownership, maintenance or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use. Policy shall be primary and non-contributory to any owner’s insurance including self-insurance and deductibles.

D.	All Policies Above — A combination of primary and excess policies may be utilized to achieve the limits required. Policies shall be primary and noncontributory to any owner’s insurance including self-insurance and deductibles.

E.	Umbrella Liability — With minimum limits of $10,000,000 per occurrence and $10,000,000 aggregate, excess of Commercial General Liability, Employers Liability and Auto Liability in A, B & C above

F.	Property Insurance - All-risk, replacement cost property insurance to protect against loss of owned or rented equipment, tools, materials, and supplies brought onto and/or used on any Property by the Contractor.

G.	Professional Liability / Errors and Omissions Insurance - With minimum limits of $5,000,000 per occurrence when services performed under this contract include any design or engineering work.

H.	Builders Risk — To be provided by owner.

I.	Pollution Liability $1,000,000 including site and offsite coverage.

J.	Cyber Liability — $1,000,000 including ransomware, social engineering, and Third-Party Liability.

ADDITIONAL INSURED INFORMATION

II.	Policies described in Sections LA., I.C., I.D., I.E., and I.F. above shall name the following as additional insureds, including their officers, directors and employees and representatives. A CG-2010 (11/85), or equivalent form(s). Endorsement or its equivalent shall be utilized for the policy described in Section I.A. above. Additional insured coverage shall be on a primary and non-contributory basis. Please note that the spelling of these parties must be correct, or the Services will not be allowed to commence.

1.	Uline, Inc., its subsidiaries, and affiliates

2.	Per the Project

3.	Landlord (specified for each location)

III.	In all policies above, Contractor waives all rights of subrogation against the parties identified above in Paragraph II as additional insureds.

IV.	All policies will be written by companies licensed to do business in the state where work is performed, and which have a rating by Best Key Rating Guide not less than A-/XII.

V.	Contractor shall furnish to the Owner Certificate(s) of Insurance evidencing the above coverage. Original Certificate(s) of Insurance must be provided before Contractor commences Services.

VI.	Policies under I.A., I.C., I.D, I.E and I.F., including all additional insured endorsements and waiver of subrogation endorsements shall remain in place for two (2) years after completion of all work under Exhibit A.